Exhibit 99.1

Wellesley Bancorp, Inc. Appoints Garry R. Holmes As Director

WELLESLEY, Mass., May 24, 2018 /PRNewswire/ -- Wellesley Bancorp, Inc. (Nasdaq: WEBK) (the "Company"), the parent company of Wellesley Bank (the "Bank"), today announced that Garry R. Holmes has been appointed as a member of the Board of Directors of the Company and the Bank.

Mr. Holmes joined R.W. Holmes Realty, Co, Inc. in 1986 as a licensed commercial real estate broker. In 1995 he assumed the reins as President of the Firm. Over the past three decades he has become one of suburban Boston's top brokers and oversees all of the firm's operations. Garry guides a veteran team of commercial real estate brokerage professionals - with a collective 240 years of experience - who serve the brokerage needs of the Greater Boston market as well as a national client base.

Garry has been recognized as a thought leader in his field and often provides expert opinion to the region's print and online publications (Boston Globe, Boston Business Journal, Banker & Tradesman, Metro West News) seeking to tap into his comprehensive knowledge of the Metro West and Greater Boston markets and the commercial real estate industry as a whole. He has also been a featured speaker at events for NAIOP and other commercial real estate organizations.

In addition to holding the prestigious SIOR designation, Garry has served as President of the SIOR New England Chapter, and currently sits on the Board of Directors. He also serves on the Executive Committee for NAIOP Massachusetts and was a past Chair of the Board of Trustees for the Foundation for Metro West, a nonprofit organization that connects donors with philanthropic organizations. Garry is a graduate of Bates College and currently serves on Babson College's Advisory Council.

"We are very pleased to welcome Garry R. Holmes as a director of the Company and the Bank," said Thomas J. Fontaine, President and Chief Executive Officer of the Company and the Bank. "The Board of Directors believes that Garry's real estate background and local market experience provides insight to support continued profitable growth and build shareholder value."

About Wellesley Bancorp

Wellesley Bank and its wholly-owned wealth management company, Wellesley Investment Partners, LLC, are subsidiaries of Wellesley Bancorp, Inc.

Wellesley Bank provides personal, customized, premier banking services to successful people, families, businesses and Non-profit organizations. The bank has six full-service banking offices in Wellesley, Newton and Boston. Wellesley Investment Partners, a subsidiary of Wellesley Bank, provides wealth management services to individuals and families, private foundations and endowments. Wellesley Bank has been serving the Greater Boston Area for over 105 years.

CONTACT: Wellesley Bancorp, Inc., Thomas J. Fontaine, President and Chief Executive Officer, (781) 235-2550